EXHIBIT 2.1

                  AGREEMENT AND PLAN OF MERGER

                              AMONG

                    DAIN RAUSCHER CORPORATION

                   DAIN RAUSCHER INCORPORATED

                               AND

            WESSELS, ARNOLD & HENDERSON GROUP, L.L.C.

               WESSELS, ARNOLD & HENDERSON, L.L.C.

                        February 8, 1998

                        TABLE OF CONTENTS

ARTICLE I

THE MERGER
1.1 Buyer Sub
1.2 The Merger
1.3 Effect of the Merger
1.4 Effective Time
1.5 Certificate of Formation; Limited Liability Company Agreement
1.6 Taking of Necessary Action; Further Action
1.7 The Closing
1.8 Reservation of Right to Revise Structure

ARTICLE II

CONVERSION OF SECURITIES
2.1 Conversion of Securities
2.2 Delivery of Merger Consideration
2.3 Allocation of Purchase Price

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANIES
3.1 Organization and Qualification
3.2 Subsidiaries
3.3 Authority
3.4 Authority; Vote Required
3.5 Regulatory Filings and Consents
3.6 Registrations
3.7 Capitalization
3.8 Reports; Financial Statements
3.9 Undisclosed Liabilities
3.10  No Material Adverse Effect
3.11  Securities
3.12  Litigation
3.13  Tax Matters
3.14  Contracts and Commitments
3.15  Title to Property
3.16  Intellectual Property Rights
3.17  Employees
3.18  Employee Benefit Plans
3.19  Compliance with Laws
3.20  Environmental Matters
3.21  No Pending Transactions
3.22  Risk Management Instruments
3.23  Brokerage
3.24  Accounting Controls
3.25  Contracts with Clients
3.26  Special Members

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER
4.1 Organization and Qualification
4.2 Authority
4.3 Brokerage
4.4 Consents
4.5 SEC Reports
4.6 No Material Adverse Effect
4.7 Debentures; Options
4.8 Subsidiaries
4.9 Parent Stock
4.10  Buyer Sub
4.11  Litigation
4.12  Compliance with Laws

ARTICLE V

COVENANTS OF THE COMPANY
5.1 Conduct of the Business
5.2 INTENTIONALLY OMITTED
5.3 Regulatory Filings
5.4 Conditions
5.5 No Solicitation
5.6 Notice of Certain Matters
5.7 Buyer Consents
5.8 Transaction Expenses

ARTICLE VI

COVENANTS OF BUYER
6.1 Regulatory Filings
6.2 Equity Capital Markets Group
6.3 Conditions
6.4 Governance
6.5 Closing Distribution
6.6 Severance Pool
6.7 Retention Pool
6.8 Stock Options
6.9 Notice of Certain Matters

ARTICLE VII

CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS
7.1 Representations and Warranties
7.2 Covenants
7.3 Pre-Merger Notification
7.4 Required Consents and Regulatory Approvals
7.5 Absence of Certain Litigation
7.6 Member's Agreements
7.7 Employment Agreement
  7.8 Capital Contribution
7.9 Delivery of Closing Documents

ARTICLE VIII

CONDITIONS PRECEDENT TO THE COMPANIES' OBLIGATIONS
8.1 Representations and Warranties True at Effective Time
8.2 Covenants
8.3 Pre-Merger Notification
8.4 Required Consents and Regulatory Approvals
8.5 Absence of Certain Litigation
8.6 Employment Agreement
8.7 Delivery of Closing Documents

ARTICLE IX

ADDITIONAL AGREEMENTS
9.1 Pre-Closing Business
9.2 Benefit Plans
9.3 Agreement to Defend
9.4 Access to Books and Records
9.5 Satisfaction of Conditions

ARTICLE X

TERMINATION
10.1  Reasons for Termination
10.2  Effects of Termination
10.3  Fees and Expenses
10.4  Prompt Notice

ARTICLE XI

SURVIVAL; INDEMNIFICATION
11.1  Survival of Representations and Warranties
11.2  Indemnification
11.3  Method of Asserting Claims
11.4  Certain Tax Matters

ARTICLE XII

OTHER PROVISIONS
12.1  Law Governin
12.2  Assignment
12.3  Amendment and Waiver
12.4  Notices
12.5  Counterparts
12.6  Headings
12.7  Entire Agreement
12.8  Public Announcements
12.9  No Third Party Beneficiary

EXHIBITS

Exhibit 1.1   Buyer Sub Joinder Agreement
Exhibit 2.1 Subordinated Debenture
Exhibit 6.8 Non-Qualified Stock Option Agreement
Exhibit 7.6 Member's Agreement
Exhibit 7.7 Employment Agreement

AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated February 8, 1998, is by and among Dain Rauscher Corporation, a Delaware corporation ("Parent"), Dain Rauscher Incorporated, a Delaware corporation ("Buyer"), Wessels, Arnold & Henderson Group, L.L.C., a Delaware limited liability company ("Seller 1"), and Wessels, Arnold & Henderson, L.L.C., a Delaware limited liability company and ("Seller 2" and together with Seller 1, the "Companies" and each a "Company").

    WHEREAS, the Boards of Directors of Parent and Buyer, the Executive Committee of Seller 1 and Seller 2 as Managing Member of Seller 2 have each determined that it is in the best interests of their respective corporation or limited liability company and their respective stockholders or members that each of the Companies be merged with a wholly owned subsidiary of Buyer which will be formed for the purpose of acquiring the Companies ("Buyer Sub"), with Seller 2 surviving the Merger as a wholly owned subsidiary of Buyer, pursuant to this Agreement and in accordance with the Limited Liability Company Act of the State of Delaware (the "Delaware Act").

    NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and subject to the conditions contained herein, and in order to set forth the terms and conditions of the Merger (as defined below), the manner of effecting the Merger, and certain other provisions relating thereto, the parties hereto hereby agree as follows:

                            ARTICLE I

                           THE MERGER

    1.1 Buyer Sub. Prior to the Effective Time, Buyer shall take any and all action necessary (i) duly to organize Buyer Sub for the purpose of consummating the Merger (as defined in Section 1.2 hereof); (ii) to cause Buyer Sub to become a party to this Agreement, to be evidenced by the execution by Buyer Sub of a supplement to this Agreement in substantially the form of Exhibit
1.1 hereto, and delivery thereof to each of the Companies; and
(iii) to cause Buyer Sub to take all actions necessary or proper to comply with the obligations of Parent, Buyer and such Buyer Sub to consummate the transactions contemplated hereby.

    1.2 The Merger.  At the "Effective Time" (as defined in
Section 1.4 hereof), in accordance with this Agreement and the Delaware Acts, Seller 1 and Buyer Sub shall each be merged with and into Seller 2, the separate existence of each of Seller1 and Buyer Sub shall cease, and Seller 2 shall continue as the surviving limited liability company under the name "Wessels, Arnold & Henderson, L.L.C." (the "Merger"). Seller 2, in its capacity as the limited liability company surviving the Merger and wholly owned subsidiary of Buyer, is sometimes referred to herein as the "Surviving Company."

    1.3 Effect of the Merger. At the Effective Time, the Surviving Company shall succeed to and possess all of the properties, interests, rights, privileges, powers, franchises, immunities and purposes, and be subject to all the debts, liabilities, obligations, restrictions, disabilities, penalties and duties, of the Companies and Buyer Sub (collectively, the "Constituent Companies"), all without further act or deed and with the effects set forth in Section 18-209(g) of the Delaware Act. Neither Parent nor Buyer shall become subject to any debts, liabilities, obligations, restrictions, disabilities, penalties or duties of Seller1, Seller2, Buyer Sub or the Surviving Company.

    1.4 Effective Time. The consummation of the Merger shall be effected as promptly as practicable after the satisfaction or waiver of the conditions set forth in Articles VII and VIII, and the parties hereto will cause a certificate of merger relating to the Merger to be executed, delivered, filed and recorded with the Secretary of State of the State of Delaware in accordance with the Delaware Act. The Merger shall become effective immediately upon the filing of such certificate of merger with the Secretary of State of the State of Delaware. The date and time on which the Merger shall become effective is referred to herein as the "Effective Time."

    1.5 Certificate of Formation; Limited Liability Company Agreement. At the Effective Time, the Certificate of Formation of Seller 2 as in effect immediately prior to the Effective Time shall become the Certificate of Formation of the Surviving Company until further amended in accordance with law. The limited liability company agreement of Buyer Sub as in effect immediately prior to the Effective Time shall be the limited liability company agreement of the Surviving Company from and after the Effective Time until further amended as provided therein and in accordance with the law.

    1.6 Taking of Necessary Action; Further Action. Parent, Buyer and the Companies, respectively, shall each use its best efforts to take all such action as may be necessary or appropriate to effectuate the Merger under the Delaware Act at the time specified in Section 1.4. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession in and to all the properties, interests, rights, privileges, powers, franchises, immunities and purposes of either of the Constituent Companies, the officers of the Surviving Company are fully authorized in the name of each Constituent Companies or otherwise to take, and shall take, all such lawful and necessary action.

    1.7 The Closing. The closing of the transactions contemplated by the Agreement (the "Closing") will take place at the offices of Dorsey & Whitney LLP, 220 South Sixth Street, Minneapolis, Minnesota, or at such other location as the parties shall mutually agree, and will be effective at the Effective Time. The date on which the Closing occurs shall be referred to herein as the "Closing Date."

    1.8 Reservation of Right to Revise Structure. Upon the mutual agreement of the parties, the Merger may alternatively be structured so that (a) the Companies are merged with a wholly owned subsidiary or subsidiaries of Buyer other than Buyer Sub or
(b) a wholly owned subsidiary or subsidiaries of Buyer is merged with and into one or more of the Companies; provided, however, that no such change shall alter or change the amount or kind of the Merger Consideration (as defined in Section 2.1 hereof). In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

                           ARTICLE II

                    CONVERSION OF SECURITIES

    2.1 Conversion of Securities. The total consideration to be paid by Parent and Buyer in the Merger shall consist of $120,000,000 in cash (the "Cash Consideration") and $30,000,000 aggregate principal amount (the "Debenture Consideration" and, together with the Cash Consideration, the "Merger Consideration") in five-year zero coupon debentures of Parent in substantially the form attached as Exhibit 2.1 (the "Debentures"). On or before the Effective Time, the Buyer and Companies shall allocate the Merger Consideration between (i) the assets of Seller 1 (such allocated amount, the "Seller 1 Consideration") and (ii) the limited liability company interests (each such interest, an "LLC Interest") in Seller 2 (such allocated amount, the "Seller 2 Consideration"). By virtue of the Merger and without any action on the part of the holder thereof, at the Effective Time, pursuant to this Agreement and in accordance with the Delaware
Act:

    (a) All of the Members (as defined below) holding limited liability company interests (each such interest, a "LLC Interest") of Seller 1 immediately prior to the Effective Time shall be entitled to receive from Parent and Buyer an amount of the Seller 1 Consideration proportionate to such Member_s LLC Interest in Seller 1 immediately prior to the Effective Time (as a distribution in respect of the sales of the assets of Seller
1), and all such Members' LLC Interests in Seller 1 shall be canceled and extinguished;

    (b) Except for Seller 1, all of the Members holding LLC Interests of Seller 2 immediately prior to the Effective Time shall be entitled to receive from Parent and Buyer an amount of the Seller 2 Consideration proportionate to such Member's LLC Interest in Seller 2 immediately prior to the Effective Time (in respect of the sale of the Member's LLC Interest in Seller 2), and all such Members' LLC Interests in Seller 2 shall be canceled and extinguished;

    (c) The LLC Interests of Seller 2 held by Seller 1 immediately prior to the Effective Time shall be canceled and extinguished; and

    (d) Each LLC Interest of Buyer Sub which shall be outstanding immediately prior to the Effective Time shall be converted into and become an LLC Interest of Seller 2, as the Surviving Company.

     Holders of LLC Interests in Seller 1 and/or Seller 2 are referred to herein as the "Members".

    2.2 Delivery of Merger Consideration. Immediately after the Effective Time, Buyer shall deliver to each Member: (a) a check, or at such Member's request, a wire transfer in immediately available funds to the account at a bank designated by such Member, in an amount equal to the aggregate amount of the Cash Consideration to which such Member is entitled pursuant to
Section 2.1 hereof, and (b) a Debenture having a principal amount equal to the aggregate amount of the Debenture Consideration to which such Member is entitled pursuant to Section 2.1 hereof.

    2.3 Allocation of Purchase Price. Prior to the Closing Date, Buyer and the Companies shall mutually allocate the Merger Consideration among each of the Companies and the assets of each of the Companies in accordance with applicable income tax regulations of the United States Treasury, after taking into account the fair market value of the assets of each of the Companies and the results of any appraisals Buyer may obtain. Each party shall prepare for filing all tax returns that may be required with respect to the transaction provided for herein pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), any Treasury Regulations promulgated thereunder, any other similar provision of the Code and any other similar, applicable foreign, state or local tax law or regulation, and shall file such tax returns and all other returns and tax information on a basis that is consistent with such allocations. At Buyer's request, the Companies shall make a timely election under Section 754 of the Code. Parent, Buyer and the Companies agree, for all federal, state and local income tax purposes, to treat the Merger as the purchase by Buyer of (i) the assets of Seller 1 and (ii) the LLC Interests of the Members in Seller 2.

                           ARTICLE III

         REPRESENTATIONS AND WARRANTIES OF THE COMPANIES

    The Companies represent and warrant to Parent and Buyer that, except as (i) set forth in the Disclosure Schedule delivered by the Companies to Parent and Buyer prior to the execution of this Agreement, which identifies exceptions by specific section references (the "Disclosure Schedule") or (ii) would not constitute a Material Adverse Effect (as hereinafter defined) with respect to the Companies. "Material Adverse Effect" means, with respect to the Companies (and their respective subsidiaries, taken as a whole), or to Parent and Buyer (and their respective subsidiaries, taken as a whole), any effect that is material and adverse on the assets, business, operations, financial condition, results of operations or Members' or stockholders' equity, as the case may be; provided, however, that "Material Adverse Effect" shall not be deemed to include any effects of (i) changes in laws, regulations or interpretations thereof by Governmental Authorities (as defined in Section 3.5(b)), (ii) changes in generally accepted accounting principles, (iii) events or conditions generally affecting the securities industry or arising from changes in general business or economic conditions, including general changes in market prices or interest rates and
(iv) actions or omissions to act required by this Agreement or having the prior written consent of the other party.

    3.1 Organization and Qualification. Each of the Companies is a duly organized and validly existing limited liability company in good standing under the laws of the state in which it is organized and, except as specifically disclosed on Schedule 3.1 of the Disclosure Schedule, is duly qualified to do business as a foreign limited liability company and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business transacted by it makes such qualification necessary except where the failure to be so qualified or registered would not have a Material Adverse Effect with respect to the Companies. The copies of the Companies_ Certificates of Formation and Limited Liability Company Agreements, as amended to date (each an "LLC Agreement"), previously furnished by the Company to Buyer are complete and correct and such instruments, as so amended, are in full force and effect as of the date hereof.

    3.2 Subsidiaries. The Companies have fully and accurately disclosed in Schedule 3.2 of the Disclosure Schedule any corporation, partnership or other legal entity of which any of the Companies, directly or indirectly, owns an amount of the outstanding voting securities or other ownership interests entitling such Company, directly or indirectly, to elect a majority of the board of directors (or other governing body) of such entity (the "Subsidiaries"). No equity securities of such Subsidiaries are or may become required to be issued by reason of any warrants, rights, options, calls, commitments or other agreements. The copies of the organizational documents, as amended to date, of all Subsidiaries previously furnished to Buyer are complete and correct and such instruments, as so amended, are in full force and effect as of the date hereof. Each of the Subsidiaries has been duly organized and is validly existing in good standing under the laws of the state in which it is organized.

    3.3 Authority. Each of the Companies and its Subsidiaries has all requisite power and authority to own, lease and operate its properties and conduct its business as presently conducted.

    3.4 Authority; Vote Required.

    (a) The Members of each Company have by requisite vote under the Delaware Act and the LLC Agreements approved this Agreement and no other approval of the Members of any Company is required in connection with the Merger and the other transactions contemplated by this Agreement. Each of the Companies has the requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated on its part hereby. The execution, delivery and performance of this Agreement by the Companies and the consummation of the transactions contemplated on their part hereby have been duly and validly authorized by all necessary action under such Company's LLC Agreement and the LLC Act, and no other proceedings on the part of any Company or its Members are necessary to authorize the execution, delivery and performance of this Agreement or the consummation by each Company of the transactions contemplated on its part hereby. This Agreement has been duly and validly executed and delivered by each Company and constitutes a valid and binding obligation of such Company, enforceable in accordance with its terms.

    (b) The execution and delivery of this Agreement by each Company does not, and the performance of this Agreement by each Company will not conflict with or violate the Certificate of Formation or LLC Agreement or equivalent organizational documents of the Companies or any of their Subsidiaries.

    3.5 Regulatory Filings and Consents.

    (a) No consents or approvals of, notifications to, or filings or registrations with, any court, administrative agency or commission or any other federal, state or local authority or instrumentality, domestic or foreign (collectively "Governmental Authority") or the National Association of Securities Dealers ("NASD"), New York Stock Exchange ("NYSE"), the American Stock Exchange ("AMEX"), Chicago Board of Trade ("CBOT"), the Securities Investor Protection Corporation ("SIPC"), or other commission, board, bureau, agency, or body that is not a Governmental Authority but is charged with supervision or regulation of brokers, dealers, securities underwriting or trading, stock exchanges, commodities exchanges, insurance companies or agents, investment companies or investment advisers, or to the jurisdiction of which any of the Companies or the Subsidiaries is otherwise subject (collectively "Self Regulatory Organization") are required to be made or obtained or obtained by the Companies or the Subsidiaries in connection with the execution, delivery or performance by the Companies of this Agreement or to consummate the Merger except for (i)the filing with the Securities and Exchange Commission ("the SEC") of an amendment of Forms BD and ADV of the applicable Companies and similar filings with, or consents of, various state and foreign Governmental Authorities; (ii)approvals and consents of the NYSE and NASD prior to the consummation of the Merger; (iii)approval of NYSE and other exchanges to the transfer of ownership of seats or memberships; (iv)any filings required by the Hart-Scott-Rodino Antitrust Improvements Act, as amended (the "HSR Act"); and (v)- the expiration of the applicable waiting periods; and (iv) filings of applications, notice and obtaining consents and approvals as disclosed in Schedule 3.5 of the Disclosure Schedule.

    (b) Subject to the making of the filings, the receipt of the regulatory approvals and the expiration of the waiting periods referred to in Section 3.5(a), the delivery and performance of this Agreement and the consummation of the Merger do not and will not constitute a material breach of or a material default under, or give rise to rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the material properties or assets of any of the Companies or any of their Subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other material instrument or obligation to which the any of the Companies or any of their Subsidiaries is a party or by which any of the Companies or any of their Subsidiaries or any of their respective properties is bound or affected.

    3.6 Registrations.

    (a) Each of the Companies and their Subsidiaries required to be registered as a broker dealer, investment adviser or insurance agency, with the SEC, the securities commission or similar authority or insurance authority of any state or foreign jurisdiction or any Self Regulatory Organization are duly registered as such and such registrations are in full force and effect. All such registrations as currently filed, and all periodic reports required to be filed with respect thereto, are accurate and complete in all material respects.

    (b) All of the Companies' and their Subsidiaries' respective officers and employees who are required to be licensed or registered to conduct the business of such Company or such Subsidiary as presently conducted are duly licensed or registered in each state in which such licensing or regulation is so required (collectively, the "Registered Representatives"). To the knowledge of the Companies, none of the Registered Representatives is or has been subject to any disciplinary or other regulatory compliance proceeding that would, or would be reasonably likely to, prevent, restrict, unduly delay or otherwise limit the transfer from the Companies to Buyer, or the re-licensing or re-registration by Buyer, of the licenses or registrations of such Registered Representatives in any state in which such Registered Representatives are licensed or registered.

    3.7 Capitalization. Schedule 3.7 of the Disclosure Schedule sets forth, by Company, the name of each Member and the percentage of LLC Interests held by such Member therein as of the date hereof. All of the outstanding LLC Interests have been duly and validly authorized and issued. As of the date hereof, neither of the Companies has made any commitment or otherwise has any obligation to issue, transfer or sell any LLC Interests.

    3.8 Reports; Financial Statements.

     (a) Since January 1, 1995: (i)each of the Companies has filed all forms, reports, statements and other documents required to be filed with the SEC including, without limitation, all FOCUS reports and all amendments and supplements to all such reports (collectively, the "Company SEC Reports"), (ii) each of the Companies and each of their Subsidiaries have filed all forms, reports, statements and other documents required to be filed with any Governmental Authorities including, without limitation, state authorities regulating the purchase and sale of securities, (iii) all trade reports, filings, amendments to forms and other documents required by any Self-Regulatory Organization (all such forms, reports, statements and other documents in clauses (i),
(ii) and (iii) of this Section 3.8(a) being collectively referred to as the "Company Reports"). The Company Reportsdid not at the time they were filed (after giving effect to any amendments filed before the date hereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were or will be made, not misleading.

     (b) Each of the Companies and its Subsidiaries has delivered to Buyer (i) copies of the audited consolidated balance sheets and the related consolidated statements of income, consolidated statements of changes in Members' capital and consolidated statements of cash flows (including the related notes and schedules thereto and reports of independent auditors) (the "Audited Reports") as of and for the fiscal years ended December 31, 1996 and December 31, 1995 and (ii) to the extent applicable, copies of the reports of any of the Companies filed with the SEC (the "SEC Reports") pursuant to Section 17 of the Exchange Act and Rule 17a-5 thereunder for the fiscal years ended December 31, 1996 and December 31, 1995 and quarters ended March 31, 1997, June 30, 1997, September 30, 1997 and December 31, 1997
(collectively and with all future Audited Reports and Company SEC Reports, the "Company Financial Statements"). The Company Financial Statements (as of the dates thereof and for the periods covered thereby) are in accordance with the books and records of such Company, which books and records are complete and accurate in all material respects and fairly present in all material respects the financial position of the entity or entities to which it relates as of the date and for the periods presented, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, as to the Audited Reports, and in accordance with regulatory accounting principles, as to the SEC Reports and subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

    (c) As of the Closing Date, the Companies' minimum aggregate
Members' equity shall be $26,500,000.

    3.9 Undisclosed Liabilities. Each of the Companies and its Subsidiaries has not incurred or become subject to any liabilities, obligations, claims or expenses of any nature (whether absolute, accrued, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) except: (a)as disclosed in the Disclosure Schedule, (b)as disclosed on the Company Financial Statements, (c)liabilities, obligations, claims and expenses which have arisen after December 31, 1997, in the normal and ordinary course of business consistent with past practices (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, or other claim or lawsuit); or (d) liabilities, obligations, claims and expenses which would result in a loss of less than $150,000.

    3.10  No Material Adverse Effect.  Except as disclosed in
Schedule 3.10 of the Disclosure Schedule, since December 31, 1997, no Material Adverse Effect has occurred with respect to the Companies, whether or not arising from transactions in the ordinary course of business; provided that, clause (ii) of the first sentence of this Article III shall not apply to this
Section 3.10.

    3.11 Securities. Each of the Companies and its Subsidiaries to their knowledge has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any lien or encumbrance, except to the extent such securities are pledged in the ordinary course of business consistent with prudent business practices to secure the obligations of each of the Companies or its Subsidiaries in accordance with generally accepted accounting principles and except where the failure to have such good and marketable title would not result in a Material Adverse Effect with respect to the Companies.

    3.12 Litigation. No action, suit, proceeding, order, investigation, claim or arbitration proceeding is pending or, to the knowledge of any of the Companies, threatened against any Company or any of its Subsidiaries, or their respective properties or businesses, at law or in equity, or before or by any court, arbitrator, mediator or Self Regulatory Organization or Governmental Authority except for those that would not have a
Material Adverse Effect with respect to the Companies.   None of
the Companies nor any of the Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Self Regulatory Organization or Governmental Authority except for those that would not have a Material Adverse Effect on the Companies. None of the Companies nor any of its Subsidiaries has been advised by any such Self Regulatory Organization or Governmental Authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum or understanding, commitment letter or similar submission. Attached to Schedule 3.12 of the Disclosure Schedule is a true and complete list, as of the date hereof, of all Litigation pending or threatened arising out of any state of facts relating to the sale of investment products or services by the Companies, the Subsidiaries or any employees thereof (including, without limitation, equity or debt securities, mutual funds, insurance contracts, annuities, partnership and limited partnership interests, interests in real estate, investment banking services, securities underwritings, or investment advisory services in which any Company or its Subsidiary participated in any manner except for those that would not have a Material Adverse Effect with respect to the Companies.

    3.13  Tax Matters.

    (a) Each of the Companies and any Subsidiary, any affiliated, combined or unitary group of which the Company or any Subsidiary is or was a member, and any "Employees Plans" (as defined in Section 3.18 hereof), as the case may be (each, a "Tax Affiliate" and, collectively, the "Tax Affiliates"), has: (i) timely filed (or has had timely filed on its behalf) all returns, declarations, reports, estimates, information returns, and statements ("Returns") required to be filed or sent by it in respect of any "Taxes" (as defined in subsection (j) below) or required to be filed or sent by it by any taxing authority having jurisdiction and such Returns are true, correct and complete;
(ii) timely and properly paid (or has had paid on its behalf) all Taxes shown to be due and payable on such Returns; (iii) All Taxes of the Companies which will be due and payable, whether now or hereafter, for any period ending on, ending on and including, or ending prior to the Closing Date, shall have been paid by or on behalf of the Companies or shall be reflected on the Companies' books as an accrued Tax liability, either current or deferred; (iv) complied in all material respects with all applicable laws, rules, and regulations relating to the withholding of Taxes and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code or similar provisions under any foreign laws), and timely and properly withheld from individual employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

    (b) There are no liens for Taxes upon any assets of the Company or of any Tax Affiliate, except liens for Taxes not yet due.

    (c) No deficiency for any Taxes has been proposed, asserted or assessed against any of the Companies or the Tax Affiliates that has not been resolved and paid in full. No waiver, extension or comparable consent given by any Company or the Tax Affiliates regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver or consent pending. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to any Company by any Taxing authority regarding any such Tax, audit or other proceeding, or, to the knowledge of the Companies, is any such Tax audit or other proceeding threatened with regard to any Taxes or Returns. None of the Companies has any knowledge of any unresolved questions, claims or disputes concerning the liability for Taxes of such Company or the Tax Affiliates which would exceed the estimated reserves established on its books and records.

    (d) None of the Companies nor any Tax Affiliate is a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by the Company or any Tax Affiliate that are not deductible (in whole or in part) under Section 280G of the Code.

    (e) For purposes of this Agreement, the term "Taxes" means all taxes, charges, fees, levies, or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property, or other taxes, customs duties, fees, assessments, or charges of any kind whatsoever, including, without limitation, all interest and penalties thereon, and additions to tax or additional amounts imposed by any taxing authority, domestic or foreign, upon the Companies or any Tax Affiliate.

    3.14  Contracts and Commitments.

    (a) Except as disclosed in Schedule 3.14 (or Schedule 3.18) of the Disclosure Schedule, neither the Company nor any Subsidiary is a party to any:

        (i) pension, profit-sharing, retirement, hospitalization, group insurance, medical expense reimbursement, death benefit, disability, deferred compensation, fringe benefit, stock option, stock purchase, stock bonus, incentive compensation, bonus, or any other employee benefit plan;

        (ii) collective bargaining agreement or other contract with any labor union, or any contract, whether written or oral (excluding any oral contract that is terminable-at-will under the laws of the relevant jurisdiction), for the employment of any officer, individual employee, or other person or entity on a full-time, part-time, consulting or other basis, or any agreement relating to loans to officers, directors or affiliates;

    (iii) contract or agreement relating to the voting of LLC
Interests of any Company or the election of managers of any Company;

        (iv) other than in the ordinary course of business and consistent with past practice, agreement or indenture relating to the borrowing of money or to the mortgaging, pledging or otherwise placing a lien on any asset or group of assets of any Company or any Subsidiary;

        (v) other than in the ordinary course of business and consistent with past practice, guarantee of any obligation, except for guarantees of the obligations of wholly owned
Subsidiaries;

        (vi) contract or agreement prohibiting it from freely engaging or competing in any business anywhere in the world, or other than in the ordinary course of business and consistent with past practice, restricting the right of any Company or any Subsidiary to use or disclose any information in its possession;

        (vii) partnership, joint venture, or other similar contract arrangement or agreement other than the LLC Agreements;

        (viii) underwriting, agency, dealer, sales representative or other similar agreements relating to public offerings or private placements of partnership interests or insurance products, in each case, other than in the ordinary cause of business;

        (ix) any contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

        (x) any other contract which creates future payment obligations in excess of $2,000,000 in the aggregate and which by its terms does not terminate or is not terminable without penalty upon notice of 180 days or less; or

        (xi) any other contract not entered into in the ordinary course of business that is material to the Companies taken as a whole.

    (b) Except as disclosed on Schedule 3.14 of the Disclosure
Schedule:

        (i) the Companies and each Subsidiary have performed all material obligations required to be performed by them and are not in material default under or in material breach of nor in receipt of any claim of material default or breach under any agreement to which either is a party or is bound thereby;

        (ii) to the knowledge of the Companies and each Subsidiary, no event has occurred which with the passage of time or the giving of notice or both would result in such a material default or breach under any such agreement.

    3.15  Title to Property.

    (a) The Companies do not own any real property. The real property demised by the leases described under the caption
"Leases" in such Schedule 3.15 together constitute all of the real property owned, used or occupied by the Company
(collectively, the "Real Property").

    (b) The Leases are in full force and effect, and the Lessee therein has a valid and existing leasehold interest under each such Lease for the term set forth therein. The Companies have delivered to Buyer complete and accurate copies of each of the Leases and none of such Leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to Buyer. None of the Companies is in default which would, and no circumstances exist which, if not remedied, would either with or without notice of the passage of time or both, result in a termination, under any of such Leases.

    3.16  Intellectual Property Rights.  Except as disclosed in
Schedule 3.16 of the Disclosure Schedule, there are no trademarks, service marks, trade names, corporate names, copyrights, trade secrets or other intellectual property rights owned by the Companies or necessary to the conduct of the Companies_ businesses as now conducted. The Companies own and possess all right, title and interest, or a valid license, in and to the intellectual property rights set forth in such Schedule 3.16.

    3.17 Employees. The Companies and each Subsidiary are in compliance in all material respects with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes, and is current in the payment of employee-related obligations. There are no workers' compensation claims pending against any Company or any Subsidiary.

    3.18  Employee Benefit Plans.

    (a) Schedule 3.18 of the Disclosure Schedule discloses each "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which (i) is subject to any provision of ERISA, and
(ii) is maintained, administered or contributed to by any Company or any ERISA Affiliate and covers any employee or former employee of any Company or any ERISA Affiliate or under which any Company or any ERISA Affiliate has any liability. Such plans are hereinafter referred to collectively as the "Employee Plans."
For purposes of this Section 3.20, "ERISA Affiliate" means any person which is treated as a single employer with any Company under Section 414 of the Code. The only Employee Plans which individually or collectively would constitute an "employee pension benefit plan" as defined in Section 3(2) of ERISA (the "Pension Plans") are identified as such in Schedule 3.18 of the Disclosure Schedule.

    (b) No Employee Plan constitutes a "multiemployer plan", as defined in Section 4001(a)(3) of ERISA (a "Multiemployer Plan"), and no Employee Plan is maintained in connection with any trust described in Section 501(c)(9) of the Code. No Employee Plan is a defined benefit plan or a money purchase pension plan and no Employee Plan is subject to Title IV of ERISA. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Employee Plan has or would reasonably subject any Company or Subsidiary, or any officer or director of any Company or Subsidiary, subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4972 or Sections 4974 through 4980B, inclusive, of the Code.

    (c) Each Pension Plan which is intended to be qualified under
Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to
Section 501(a) of the Code. The Companies have furnished to Buyer copies of the most recent Internal Revenue Service determination letters with respect to any such Plans. Except as disclosed in Schedule 3.18 of the Disclosure Schedule, each Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plans.

    (d) Schedule 3.18 of the Disclosure Schedule lists each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by any Company or any of its ERISA Affiliates and (iii) covers any employee or former employee of any Company or any of its ERISA Affiliates. Such contracts, plans and arrangements as are described above, copies and descriptions (including descriptions of the number and level of employees covered thereby) of all of which have been furnished previously to Buyer, are hereinafter referred to collectively as the "Benefit Arrangements." Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement. Except as set forth in Schedule 3.18 of the Disclosure Schedule and except as provided by law, the employment of all persons presently employed or retained by any Company or any Subsidiary is terminable at will.

    (e) The Companies and its ERISA Affiliates have no post-retirement health and medical benefits for retired employees. No condition exists that would prevent Buyer or any affiliate of Buyer from amending or terminating any Employee Plan or Benefit Arrangement, other than any limitations imposed under ERISA or the Code.

    3.19  Compliance with Laws.  Except as set forth in Schedule
3.19 of the Disclosure Schedule, each of the Companies and its Subsidiaries and their respective officers and employees:

    (a) in the conduct of its business (including without limitation, its municipal securities and NASDAQ market-making activities), is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, and the rules of all Self-Regulatory Organizations applicable thereto;

    (b) has all material permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities and Self Regulatory Organizations that are required in order to permit them to own and operate their businesses as presently conducted and that are material to the business of such Company, taken as a whole; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its knowledge, no suspension or cancellation of any of them is threatened or reasonably likely; and all such filings, applications and registrations are current;

    (c) Since January 31, 1997, has received no notification or communication from any Governmental Authorities and Self Regulatory Organizations (i) asserting that any of them is not in compliance with any of the statutes, rules, regulations or ordinances which such Governmental Authorities or Self Regulatory Organizations enforces, or has otherwise engaged in any unlawful business practice, (ii)threatening to revoke any license, franchise, permit, seat on any stock or commodities exchange, or governmental authorization, (iii) requiring any of them (including any of the Companies or their Subsidiary's directors or controlling persons) to enter into a cease and desist order, agreement, or memorandum of understanding (or requiring the board of directors thereof to adopt any resolution or policy) or (iv) restricting or disqualifying the activities of any Company or any of its Subsidiaries (except for restrictions generally imposed by rule, regulation, or administrative policy on broker-dealers generally);

    (d) is not aware of any pending or threatened investigation, review or disciplinary proceedings by any Governmental
Authorities or Self Regulatory Organizations against any Company, its Subsidiary or any officer, director or employee thereof;

    (e) to the knowledge of the Companies, each of Monterey Bay Partners fund and WAH Investments, L.L.C. has operated and is currently operating (including, but not limited to, disclosure documents and periodic reports to shareholders) in compliance in all material respects with all laws, rules, regulations and orders applicable to it or its business, including, but not limited to, appropriate exemptions or exclusions within the Securities Act, the Exchange Act, the Investment Company Act, and applicable Self-Regulatory Organizations;

    (f) neither the Company, nor, to the knowledge of the Companies any "affiliated person" (as defined in the Investment Company Act) thereof, is ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve as an investment advisor (or in any other capacity contemplated by the Investment Company Act) to an Investment Company. Neither the Company, nor any _associated person_ (as defined in the Investment Advisors
Act) thereof, is ineligible pursuant to Section 203 of the Investment Advisors Act to serve as an investment advisor or as an associated person to a registered investment advisor; and

    (g) is not, nor is any Affiliate of any of them, subject to a "statutory disqualification" as defined in Section 3(a)(39) of the Exchange Act.

    3.20 Environmental Matters. All of the Real Property used by any of the Companies or any Subsidiary has been maintained in material compliance with all federal, state and local environmental protection, occupational, health and safety or similar laws, ordinances, restrictions, licenses and regulations, including but not limited to the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), Resource Conservation & Recovery Act (42 U.S.C. Section 6901 et seq.), Safe Drinking Water Act (42 U.S.C. Section 3000(f) et seq.), Toxic Substances Control Act (15 U.S.C. Section 261 et seq.), Clean Air Act (42 U.S.C. Section 6901 et seq.), Comprehensive Environmental Response of Compensation and Liability Act (42 U.S.C. Section 6901 et seq.) ("CERCLA"), and similar laws, ordinances, restrictions, licenses and regulations of the States of Minnesota and California.

    3.21 No Pending Transactions. Except for this Agreement, none of the Companies nor any of its Subsidiaries is a party to or bound by any agreement, undertaking or commitment (i) to merge or consolidate with, or acquire all or substantially all of the property and assets of, any other corporation or person or (ii) to sell, lease or exchange all or substantially all of its property and assets to any other corporation or person.

    3.22 Risk Management Instruments. All interest rate swaps, caps, floors, collars, option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for any of the Companies' own accounts, of for the account of one or more of the Companies' Subsidiaries or their customers were entered into in the ordinary course of business (a) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (b) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of one of the Companies or one of their Subsidiaries, enforceable in accordance with its terms and are in full force and effect. None of the Companies nor their Subsidiaries, nor to the Companies' knowledge, any other party thereto, is in breach of any of its obligations under any such
agreement or arrangement.   The Companies Financial Statements
disclose the value of such agreements and arrangements on a mark-to-market basis in accordance with generally accepted accounting principles and since December 31, 1997 there has not been a change in such value that, individually or in the aggregate, resulted in a Material Adverse Effect on any Company.

    3.23 Brokerage. No third party shall be entitled to receive any brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon any of the Companies or any Subsidiary.

    3.24 Accounting Controls. Each of the Companies and their Subsidiaries has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances, in the judgment of the Operating Committees of the respective Company, that (a) all material transactions are executed in accordance with management's general or specific authorization,
(b) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles consistently applied with respect to broker-dealers or any other criteria applicable to such statements, (c) access to the material property and assets of each of the Companies and its Subsidiaries is permitted only in accordance with management's general or specific authorization, and (d) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

    3.25 Contracts with Clients. Each of the Companies and their Subsidiaries is in material compliance with the terms of each contract with any customer to whom such Company or Subsidiary provides services under any contract (a "Client"), and each such contract is in full force and effect with respect to the applicable Client. To the knowledge of the Companies, each extension of credit by any of the Companies or their Subsidiaries to any Client (a) is in full compliance with Regulation T of the Federal Reserve Board or any similar regulation of any Self Regulatory Organization, (b) is secured by an equity amount no less than the amounts permitted pursuant to the rules and regulations of any Self Regulatory Organization.

    3.26 Special Members. Other than William Henderson and Kenneth J. Wessels, no Special Members (as such term is defined in the LLC Agreement of each of the Companies) and no former Members of either of the Companies shall be entitled to any distribution or any other payments of any kind as a result of the consummation of the Merger pursuant to the terms of the LLC Agreements of either Company, including without limitation
Section 8.06 or Article 11(c) of each LLC Agreement.

                           ARTICLE IV

       REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

    Parent and Buyer represent and warrant to the Companies that, except as would not constitute a Material Adverse Effect with respect to Parent and Buyer:

    4.1 Organization and Qualification.  Each of Parent and
Buyer is a duly incorporated and validly existing corporation in good standing under the laws of the state of Delaware and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business transacted by it makes such qualification necessary except where the failure to be so qualified or registered would not have a Material Adverse Effect. Each of Parent and Buyer has all requisite corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted.

    4.2 Authority. Each of Parent and Buyer has full corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated on its part hereby. The execution, delivery and performance of this Agreement by each of Parent and Buyer and the consummation of the transactions contemplated on its part hereby have been duly and validly authorized by its Board of Directors and no other corporate proceedings on its part are necessary to authorize the execution, delivery and performance of this Agreement or the consummation by them of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Buyer and constitutes a valid and binding obligation of Parent and Buyer, enforceable in accordance with its terms.

    4.3 Brokerage. No third party shall be entitled to receive any brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon Parent or Buyer.

    4.4 Consents. (a) Other than in connection with or in compliance with the provisions of the Delaware Act, the HSR Act, the NASD rules, the NYSE, and the state commissions regulating the business of securities broker-dealers in the states in which Parent or Buyer is licensed to do business, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of Parent or Buyer for the consummation by Parent and Buyer of the transactions contemplated on its part by this Agreement.

    (b) The delivery and performance of this Agreement and the consummation of the Merger do not and will not constitute a material breach of or a material default under, or give rise to rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the material properties or assets of any of Parent or Buyer or any of their Subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other material instrument or obligation to which any of Parent or Buyer is a party or by which any of Parent or Buyer or any of their respective properties is bound or affected.

    4.5 SEC Reports. (a) Since January 1, 1995, Parent has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which have complied as of their respective filing dates, or in the case of registration statements, their respective effective dates, in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder (collectively, the "Parent SEC Reports"). None of such Parent SEC Reports, including, without limitation, any exhibits, financial statements or schedules included therein, at the time filed, or in the case of registration statements, their respective effective dates (after giving effect to any amendments filed before the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  (b) The consolidated balance sheets and related consolidated statements of income, stockholders' equity and cash flows (including the related notes and schedules thereto) of Parent included in the Parent SEC Reports complied as to form, at the time filed, in all material respects with the published rules and regulations of the SEC with respect thereto at the time filed, were prepared in accordance with GAAP applied on a consistent basis during the periods involved and include all adjustments consisting of normal recurring accruals necessary (in the case of unaudited interim financial statements) are in accordance with the books and records of such Company, which books and records are complete and accurate in all material respects and present fairly the consolidated financial position of Parent as of their respective dates, and the consolidated income and cash flows for the periods presented therein, all in conformity with GAAP applied on a consistent basis, except as otherwise noted therein or as permitted under the Exchange Act.

    4.6 No Material Adverse Effect. Except as disclosed in the Parent SEC Reports as filed and amended before the date hereof, since September 30, 1997, no Material Adverse Effect has occurred with respect to Parent and Buyer, whether or not arising in the ordinary course of business; provided that, clause(ii) of the first sentence of this Article IV shall not apply to this Section 4.6

    4.7 Debentures; Options. The issuance, execution and delivery of the Debentures and the nonqualified stock options referred to in Section 6.8 (collectively, the "Options") have been duly and validly authorized by the Board of Directors of Parent and no other corporate proceedings on its part are necessary to authorize the issuance, execution and delivery of the Debentures or the Options. When issued and delivered by Parent in accordance with the terms of Article II or Section 6.8, respectively, the Debentures and the Options will constitute valid and binding obligations of Parent, enforceable in accordance with their terms.

    4.8 Subsidiaries. Each of Parent's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

    4.9 Parent Stock.

    (a) As of the date hereof, the authorized common stock of Parent consists of 30,000,000 shares of common stock, par value
$.125 per share ("Parent Common Stock"), of which 12,364,472 shares were outstanding as of October 31, 1997.

    (b) The shares of Parent Common Stock which will be issued upon conversion of the Options, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

    4.10 Buyer Sub. Buyer will organize Buyer Sub for the sole purpose of consummating the Merger. When organized, Buyer Sub will be a limited liability company, duly formed and validly existing in good standing under the laws of the jurisdiction of its organization. Buyer will cause Buyer Sub to execute a supplement to this Agreement in the form attached as Exhibit 1.1 hereto, and, when so executed, this Agreement will be a valid and legally binding agreement of Buyer Sub, enforceable in accordance with its terms.

    4.11 Litigation. No action suit, proceeding, order, investigations, claim or arbitration proceeding is pending or, to the knowledge of Parent or Buyer, threatened against either of them or their respective properties or business, at law or in equity, or before or by any court, arbitrator, mediator or Self Regulatory Organization or Governmental Authority except for those that would not have a Material Adverse Effect on Parent and Buyer. Neither Parent nor Buyer is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Self Regulatory Organization or Governmental Authority except for those that would not have a Material Adverse Effect on Parent and Buyer. Neither Parent nor Buyer has been advised by any such Self Regulatory Organization or Governmental Authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum or understanding, commitment letter or similar submission.

    4.12 Compliance with Laws. Parent and Buyer, (i) in the conduct of their respective businesses, is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses and the rules of all Self-Regulatory Organizations applicable thereto, (ii) has all material permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities and Self Regulatory Organizations that are required in order to permit them to own and operate their businesses as presently conducted and that are material to the business of Parent and Buyer, taken as a whole; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its knowledge, no suspension or cancellation of any of them is threatened or reasonably likely; and all such filings, applications and registrations are current; and (iii) since January 31, 1997, has receive no notification or communication from any Governmental Authorities and Self Regulatory Organizations asserting that either of them is not in compliance with any of the statutes, rules, regulations or ordinances which such Governmental Authorities or Self Regulatory Organizations enforces, or has otherwise engaged in any unlawful business practice.

                            ARTICLE V

                    COVENANTS OF THE COMPANY

    5.1 Conduct of the Business. Except as set forth on Schedule 5.1, hereof, each of the Companies shall observe each term set forth in this Section 5.1 and agrees that, from the date hereof until the Effective Time, unless otherwise consented to by Buyer (which consent shall not be unreasonably withheld or delayed) in writing:

    (a) The businesses of the Companies shall be conducted only in, and the Companies shall not take any action except in, the ordinary course of the Companies' business and in accordance in all material respects with all applicable laws, rules and regulations and the Companies' past custom and practice;

    (b) Each of the Companies shall not, directly or indirectly, do or permit to occur any of the following: (i)issue or sell any additional LLC Interests of, or any options, warrants, conversion privileges or rights of any kind to acquire any of LLC Interests,
(ii)sell, pledge, dispose of or encumber any of its material assets, except in the ordinary course of business; (iii)amend or propose to amend its Certificate of Formation or LLC Agreement;
(iv)split, combine or reclassify any outstanding LLC Interests, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to LLC Interests other than the regular year-end and quarterly distributions to Members and the distribution contemplated by
Section 6.5 hereof; (v)redeem, purchase or acquire or offer to acquire any LLC Interests; (vi)acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof; (vii)incur any indebtedness for borrowed money or issue any debt securities, except the borrowing of working capital in the ordinary course of business and consistent with past practice; (viii)or enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement or understanding with respect to any of the matters set forth in this Section5.1(b);

    (c) None of the Companies shall, directly or indirectly,enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any employees of any of the Companies or any Subsidiary other than with respect to employees who earn less than $50,000 per year;

    (d) Except as required by law, the Companies shall not adopt or amend any bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee, officer or director of any of the Companies or any Subsidiary;

    (e) The Companies shall not cancel or terminate their current insurance policies or cause any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

    (f) The Companies shall (i)use their best efforts to preserve intact the Companies' business organization and goodwill, keep available the services of the Companies' officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with the Companies; (ii)confer on a regular and frequent basis with representatives of Buyer to report operational matters and the general status of ongoing operations;
(iii)not intentionally take any action which would render, or which reasonably may be expected to render, any representation or warranty made by them in this Agreement untrue at the Closing; and (iv) cooperate with Buyer in finalizing and communicating to the Companies' employees severance, retention and transition arrangements ;

    (g) None of the Companies shall (i)implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles, (ii)change its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of federal income tax returns of the Companies for the taxable years ending December31, 1996 and 1995, except as required by changes in law or regulation, (iii)make or rescind any express or deemed election relating to Taxes, or (iv)settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes.

    (h) Except as required by applicable law or regulation, none of the Companies shall (i) implement or adopt any change in its risk management policies, procedures or practices, which, individually or in the aggregate with all such other changes, would be material, (ii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to risk from the general United States securities markets or (iii) materially restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported.

    5.2 INTENTIONALLY OMITTED

    5.3 Regulatory Filings. The Companies shall, as promptly as practicable after the execution of this Agreement, make or cause to be made all filings and submissions under the HSR Act and any other laws or regulations applicable to the Companies for the consummation of the transactions contemplated on its part herein. The Companies will coordinate and cooperate with Buyer in exchanging such information, will not make any such filing without providing to Buyer a final copy thereof for its review and consent at least two full business days in advance of the proposed filing, and will provide such reasonable assistance as Buyer may request in connection with all of the foregoing.

    5.4 Conditions. The Companies shall take all commercially reasonable actions necessary or desirable to cause the conditions set forth in Article VII hereof to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof (but in any event within three business days of such date).

    5.5 No Solicitation. Unless and until this Agreement shall have been terminated pursuant to Section 10.1 hereof, the Companies shall not, and shall cause each of its officers, directors, agents or affiliates not to:

    (a) directly or indirectly, solicit, initiate or encourage submission of any proposal or offer from, or discussions or negotiations with any corporation, partnership, person, group or other entity (including any of its or their officers or employees) relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or a material portion of the assets of, or any equity interest in, any of the Companies or other similar transaction or business combination involving any of the Companies or any of their Subsidiaries or divisions (a "Takeover Proposal"); or

    (b) except as is reasonably determined by the Executive Committee of Seller 1 after due consideration of the factual basis and the advice of counsel experienced in such matters that such action is required by law, participate in negotiations regarding any Takeover Proposal, or disclose, directly or indirectly, any information not customarily disclosed to any person (other than Buyer and its representatives) concerning the business and properties of any of the Companies, afford to any other person access to the properties, books or records of the Company or otherwise cooperate in any way with, assist, facilitate or encourage any person (other than Buyer and its representatives) in connection with a Takeover Proposal.

    In the event any of the Companies shall receive any Takeover
Proposal, such Companies shall promptly inform Buyer of such Takeover Proposal and shall promptly provide Buyer with such information regarding such Takeover Proposal as Buyer may request.

    5.6 Notice of Certain Matters. The Companies shall promptly notify Buyer of: (a)of any governmental, administrative or self-regulatory organization complaints, investigations or hearings (or communications indicating that the same may be contemplated);
(b)promptly notify Buyer in writing if any of the Companies shall discover that any representation or warranty made by it in this Agreement was when made, or has subsequently become, untrue in any respect; (c)any notice or other communication from any third party relating to, a material default or event which, with notice or lapse of time or both, would become a material default, received by the Companies or any of their Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any material agreement, indenture or instrument to which any of the Companies or any of their Subsidiaries is a party or is subject, (d)any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, and (e)any Material Adverse Effect of the Companies and their Subsidiaries as an entirety or the occurrence of an event which, so far as reasonably can be foreseen at the time of its occurrence, would result in any such Material Adverse Effect.

    5.7 Buyer Consents. The Companies understand, agree and acknowledge that all consents, recommendations and advice which may be given by Buyer to the Companies regarding the conduct of the Companies' business pending the Effective Time shall not constitute an undertaking, commitment or representation by Buyer nor give rise to any obligation or liability of Buyer with respect thereto.

    5.8 Transaction Expenses. Prior to making any distributions to Members with respect to earnings for the quarter ended March 31, 1998, the Companies shall allocate among themselves and either pay or accrue on their respective balance sheets each Companies' portion of the Companies' and their Members' expenses incurred in connection with the negotiation, execution and delivery of this Agreement and all related documents and the consummation of the transactions contemplated hereby.

    5.9 Filing of Tax Returns. The Representative shall file (or cause to be filed), on or prior to the due date thereof, all Tax returns required to be filed for all Tax periods ending on or before the Closing Date; provided, however, that the Representative shall not file any such Tax returns without providing Buyer with final copies of each such Tax returns, at least ten days before filing such return or election and the Representative shall reasonably cooperate with any request by Buyer in connection therewith.

                           ARTICLE VI

                       COVENANTS OF BUYER

    6.1 Regulatory Filings. Buyer shall, as promptly as practicable after the execution of this Agreement, make or cause to be made all filings and submissions under the HSR Act and any other laws or regulations applicable to Buyer for the consummation of the transactions contemplated on its part herein. Buyer will coordinate and cooperate with the Companies in exchanging such information, will not make any such filing without providing to the Companies a final copy thereof for its review and consent at least two full business days in advance of the proposed filing, and will provide such reasonable assistance as the Companies may request in connection with all of the foregoing.

    6.2 Equity Capital Markets Group. After the Effective Time, and for the term of Kenneth J. Wessels's Employment Agreement with Buyer, the equity capital markets business of Buyer and of Seller 2 shall be combined and operated under the name, "Dain Rauscher Wessels Equity Capital Markets Group, a division of Dain Rauscher Incorporated." Pursuant to the terms of his Employment Agreement, Kenneth J. Wessels shall be the senior officer responsible for managing such division. Through December31, 1998, Buyer shall dedicate significant resources to inform clients and the general public of the transition of the Companies into Buyer.

    6.3 Conditions. Buyer shall take all commercially reasonable actions necessary or desirable to cause the conditions set forth in Article VIII to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof (but in any event within three business days of such date).

    6.4 Governance. After the Effective Time and subject to the review of the Chief Executive Officer of Buyer, the senior officer managing the Equity Capital Markets Group of Buyer shall have the authority to allocate discretionary compensation to the employees in the Equity Capital Markets Group in a manner consistent with the ordinary practices of Seller 2.

    6.5 Closing Distribution. Buyer acknowledges that, prior to the Closing, and except as is otherwise set forth in Section 9.1 hereof, the Companies shall be entitled to make a closing distribution to their Members of the net income earned by the Companies during the period commencing on January 1, 1998 and ending on the Effective Time (to the extent not previously distributed in accordance with the terms of this Agreement).

    6.6 Severance Pool. After the Effective Time, Buyer shall establish a severance pool in an amount not to exceed $2,000,000, which amount shall be available to pay severance costs with respect to employees of the Companies as shall be mutually administered by the Vice Chairman of Buyer and Kenneth J.
Wessels.

    6.7 Retention Pool. After the Effective Time, Buyer shall establish a retention pool in an amount not to exceed $6,000,000, which amount shall be available to pay retention bonuses with respect to employees of the Companies. The retention pool shall be mutually administered by the Vice Chairman of Buyer and Kenneth J. Wessels.

    6.8 Stock Options. Effective immediately after the Closing, Parent shall issue to the Members in the amounts set forth on
Schedule 6.8 hereto nonqualified stock options pursuant to Parent's 1996 Stock Incentive Plan and a Non-Qualified Stock Option Agreement substantially in the form of Exhibit 6.8 hereto. The exercise price for each share of Parent Common Stock which may be acquired thereunder shall be $58.875. The parties hereto acknowledge that Schedule 6.8 may be amended after the date hereof and prior to the Effective Time to reflect any change in the identity of the Members or in their proportionate percentages set forth therein, which changes will affect the allocation of the stock options set forth therein (but not the total amount of stock options shown therein).

    6.9 Notice of Certain Matters. The Buyer shall promptly notify the Companies: (a)of any material governmental, administrative or Self-Regulatory Organization complaints, investigations or hearings (or communications indicating that the same may be contemplated); (b)if the Buyer shall discover that any representation or warranty made by it in this Agreement was when made, or has subsequently become, untrue in any respect;
(c)of any notice or other communication from any third party relating to, a material default or event which, with notice or lapse of time or both, would become a material default, received by Parent or Buyer subsequent to the date of this Agreement and prior to the Effective Time, under any material agreement, indenture or instrument to which Parent or Buyer is a party or is subject, (d)of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, and (e)of any Material Adverse Effect with respect to Parent and Buyer as an entirety or the occurrence of an event which, so far as reasonably can be foreseen at the time of its occurrence, would result in any such Material Adverse Effect.

                           ARTICLE VII

           CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

    The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, any of which may be waived, in whole or in part, to the extent permitted by applicable law:

    7.1 Representations and Warranties. The representations and warranties made by the Companies in or pursuant to this Agreement shall be true and correct in all material respects at and as of the Effective Time with the same effect as though such representations and warranties had been made or given at and as of the Effective Time (without taking into account any disclosures by the Companies of discoveries, events or occurrences arising on or after the date hereof), except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on such date.

    7.2 Covenants. The Companies shall have performed and complied in all material respects with all of their obligations under this Agreement which were to be performed or complied with by it prior to or at the Effective Time.

    7.3 Pre-Merger Notification. The Companies and Buyer shall each have filed (or cause to be filed) all reports and satisfied all requests for additional information pursuant to the HSR Act and the rules promulgated thereunder, and the applicable waiting periods shall have expired.

    7.4 Required Consents and Regulatory Approvals. All consents of Governmental Entities and Self-Regulatory Organizations, and all filings with and notifications of Governmental Entities or Self-Regulating Organizations which regulate the business of the Companies, or in which any Company is a member, necessary on the part of such Company, or its Subsidiaries or affiliates, to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and to permit the continued operation of the businesses of the Companies and their Subsidiaries without a Material Adverse Effect with respect to the Companies shall have been obtained or effected.

    7.5 Absence of Certain Litigation.  At the Effective Time:

    (a) there shall be no injunction, restraining order or order of any nature issued by any court of competent jurisdiction which directs that this Agreement or any material transaction contemplated hereby shall not be consummated as herein provided or compels or would compel Buyer to dispose of or discontinue a significant portion of the business conducted by Buyer and its Subsidiaries or of the business conducted by the Companies and their Subsidiaries as a result of the Merger or consummation of the transactions contemplated hereby; and

    (b) there shall be no suit, action or other proceeding by the United States (or any agency thereof) or by any State (or any agency thereof) pending before any court or governmental agency wherein such complainant seeks the prohibition of the consummation of the Merger or asserts the illegality of the Merger.

    7.6 Member's Agreements. At least 85% of the Members shall have entered into a Member's Agreement with Buyer in substantially the form of Exhibit 7.6 hereto (collectively, the "Members' Agreements").

    7.7 Employment Agreement. Kenneth J. Wessels shall have entered into an employment agreement with Buyer substantially in the form of Exhibit 7.7 hereto with any changes thereto agreed by Messrs. Wessel and Weiser (the "Employment Agreement"), which agreement shall not have terminated.

    7.8 Capital Contribution. Each Member in each Company shall have made its customary capital contribution to such Company for the year-ended December 31, 1997.

    7.9 Delivery of Closing Documents. At or prior to the Effective Time, the Companies shall have delivered to Buyer all of the following:

    (a)  a certificate of the President and the Chief Financial
Officer of each Company, dated as of the Closing Date, stating that the conditions precedent set forth in Sections 7.1 and 7.2 hereof have been satisfied;

    (b) copies of the Governmental Entity and Self-Regulatory
Organization consents and approvals and of the authorizations referred to in Sections 7.3 and 7.4 hereof; and

    (c) a copy, dated as of a date not more than five business days in advance of the Closing Date, of (i) the Certificate of Formation of each Company, certified by the Secretary of State of the State of Delaware and, (ii) a Certificate of Good Standing from the Secretaries of State of the States of Delaware, Minnesota and California evidencing the good standing of each Company in each such jurisdiction.

                          ARTICLE VIII

       CONDITIONS PRECEDENT TO THE COMPANIES' OBLIGATIONS

    The obligation of the Companies to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any of which may be waived, in whole or in part, to the extent permitted by applicable law:

    8.1 Representations and Warranties True at Effective Time. The representations and warranties made by Parent and Buyer in or pursuant to this Agreement shall be true and correct in all material respects on and as of the Effective Time with the same effect as though such representations and warranties had been made or given on and as of the Effective Time (without taking into account any disclosures by Parent or Buyer of discoveries, events or occurrences arising on or after the date hereof), except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on such date.

    8.2 Covenants. Parent and Buyer shall have performed and complied in all material respects with all of their obligations under this Agreement which are to be performed or complied with by them prior to or at the Effective Time.

    8.3 Pre-Merger Notification. Parent and the Companies shall each have filed (or cause to be filed) all reports and satisfied all requests for additional information pursuant to the HSR Act and the rules promulgated thereunder, and the applicable waiting periods shall have expired.

    8.4 Required Consents and Regulatory Approvals. All consents of third parties, including, without limitation, Governmental Entities and Self-Regulatory Organizations, and all filings with and notifications of Governmental Entities or Self-Regulating Organizations which regulate the business of Parent or Buyer, or in which any Parent or Buyer is a member, necessary on the part of Parent or Buyer, or their respective subsidiaries or affiliates, to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and to permit the continued operation of the businesses of Parent and Buyer without a Material Adverse Effect with respect to the Companies shall have been obtained or effected.

    8.5 Absence of Certain Litigation.  At the Effective Time:

    (a) there shall be no injunction, restraining order or order of any nature issued by any court of competent jurisdiction which directs that this Agreement or any material transaction contemplated hereby shall not be consummated as herein provided;
and

    (b) there shall be no suit, action or other proceeding by the United States (or any agency thereof) or by any State (or any agency thereof) pending before any court or governmental agency wherein such complainant seeks the prohibition of the consummation of the Merger or asserts the illegality of the Merger.

    8.6 Employment Agreement. Buyer shall have entered into the Employment Agreement with Kenneth J. Wessels, which Agreement shall not have terminated.

    8.7 Delivery of Closing Documents.      At or prior to the
Effective Time, Buyer shall have delivered to the Companies all of the following:

    (a) a certificate of the Chief Executive Officer or a Vice Chairman and the Chief Financial Officer or Controller of each of Parent and of Buyer, dated as of the date of the Effective Time, stating that the conditions precedent set forth in Sections 8.1 and 8.2 hereof have been satisfied; and

    (b) copies of the Governmental Entity and Self-Regulatory
Organization consents and approvals and of the authorizations referred to in Sections 8.3 and 8.4 hereof; and

    (c) a copy, dated as of a date not more than five business days in advance of the Closing Date, of the Certificates of Good
Standing of each of Parent and Buyer certified by the Secretaries of States of the States of Delaware and Minnesota.

                           ARTICLE IX

                      ADDITIONAL AGREEMENTS

    9.1 Pre-Closing Business. If the Companies generate any fee which is attributable for services rendered or work substantially completed by the Companies prior to the Closing Date and such fee is not paid until after the Closing, the Members, as determined by Kenneth J. Wessels, shall be entitled to the amount of such fee; provided, however, that such fee shall not be payable to the Members until it has been received by the Surviving Company.
Any amounts paid to the Members pursuant to the preceding sentence shall not be considered to be compensation paid to the Members by Buyer or any affiliate of Buyer for purposes of determining any benefit or bonus payable under any Buyer or affiliate of Buyer benefit, retirement or compensation plan.

    9.2 Benefit Plans. As of the Effective Time, Buyer will cause the Surviving Company and its subsidiaries to maintain for employees of the Companies and their Subsidiaries who as of the Effective Time become employed by the Surviving Company, Parent or any of their subsidiaries (the "Covered Employees"), for so long as they are so employed employee pension and welfare plans, programs and arrangements, including severance plans (collectively, "Designated Benefits"), that are no less favorable in the aggregate than the Designated Benefits enjoyed by similarly situated employees of Parent and its subsidiaries. In addition, to the extent an employee benefit plan, program or arrangement maintained or contributed to by Parent and its subsidiaries is made available to Covered Employees, the prior service with the Companies and their subsidiaries of each such Covered Employee will be treated as if it were service rendered to Parent or its subsidiaries, as the case may be, solely for purposes of eligibility to participate and for vesting thereunder. Following the Effective Time, Parent shall, or shall cause the Surviving Company to, cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under a plan of the Companies and their subsidiaries) and eligibility waiting periods under any health plans to be waived with respect to Covered Employees, to the extent permitted by the applicable plans of the Parent or its subsidiaries, who, immediately prior to the Effective Time, participated in a health plan maintained by the Companies and its subsidiaries, and their eligible dependents and to recognize and credit any amounts incurred towards any deductible or co-payments under such health plans. Without in any way affecting Parent's or Buyer's right to be indemnified for a Loss (as defined in Section 11.02 hereof) with respect to a misrepresentation or breach of any representation or warranty in Article III hereof, Buyer shall honor, pursuant to the terms of the Employee Plans and Benefit Arrangements, and to the extent consistent with applicable law and the Merger Agreement, all employee benefit obligations to current employees of the Companies and its subsidiaries under such plans and arrangements.

    9.3 Agreement to Defend. In the event any claim, action, suit or proceeding arising out of the Merger is commenced, whether before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that the Companies shall (as and to the extent permitted by applicable law and their respective Certificate of Formation and Bylaws, as in effect on the date hereof) indemnify and hold harmless and, after the Effective Time, the Surviving Company shall (to the same extent) indemnify and hold harmless, each current officer and employee of each of the Companies (the "Indemnified Parties") against any losses, claims, damages, liabilities, costs, expenses, judgments and amounts paid in settlement in connection with any such claim, action, suit or proceeding, and in the event of any such claim, action, suit or proceeding (whether arising before or after the Effective Time), the Indemnified Parties may retain counsel satisfactory to them and to Buyer, and the Companies or the Surviving Company shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties promptly as accurate and complete statements therefor are received; provided, that none of the Companies nor the Surviving Company shall be liable for any settlement effected without its prior written consent; provided further, that none of the Companies nor the Surviving Company shall have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law or by the Certificate of Formation or Limited Liability Company Agreement or the Certificate of Incorporation or Bylaws of any of the Companies or the Surviving Company, as applicable; and provided further, that, prior to receiving (either directly or indirectly) any advancement of its counsel's fees and expenses hereunder, each Indemnified Party shall execute and deliver to Buyer (on behalf of itself, the Companies and the Surviving Company) a written undertaking, in form and substance satisfactory to Buyer, promptly to repay all such amounts if the ultimate determination described in the preceding proviso shall have been made with respect to such Indemnified Party. Any Indemnified Party wishing to claim indemnification under this
Section 9.3 shall, upon learning of any such claim, action, suit or proceeding, promptly notify the Company and the Surviving Company thereof hereunder; provided, that failure to so notify the Companies or the Surviving Company shall not cause loss of the Indemnified Party's rights hereunder except to the extent that the Companies or the Surviving Company shall have been materially prejudiced thereby. Any obligations of the Companies or the Surviving Company to advance litigation expenses shall extend only to the reasonable fees and expenses of one law firm retained to represent the Indemnified Parties as a group with respect to any such matters unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties or counsel retained by the Indemnified Parties advises that the retention of separate counsel by one or more of the Indemnified Parties is advisable and counsel for the Companies and the Surviving Company concurs in such advice. The provisions of this Section 9.3 shall survive the Effective Time for a period of five years thereafter and are intended to benefit the Companies and each of the Indemnified Parties and to be binding upon Buyer and its successors and assigns.

    The provisions of this Section 9.3 are not intended to limit or diminish in any way the rights and benefits of any persons, including the Indemnified Parties, which are contained in any of the Companies' Certificates of Formation or LLC Agreements or which are provided to such persons pursuant to the Delaware Act.

    9.4 Access to Books and Records.

    (a) Between the date hereof and the Closing Date, each party shall afford to the other party hereto and its authorized representatives full access at all reasonable times and upon reasonable notice to the offices, properties, books, records, officers, employees and other items of such first party, and otherwise provide such assistance as is reasonably requested by the other party hereto.

    (b) In the event that the transactions contemplated by this Agreement are not consummated for any reason, both parties agree to abide by the terms of that certain Confidentiality Agreement, dated February 6, 1998 between Buyer and Seller 2, with respect to the "Evaluation Material" (as defined therein) of either party obtained by the other party thereunder.

    9.5 Satisfaction of Conditions. Each of the parties hereto will use its best efforts to satisfy those conditions set forth in Articles VII and VIII hereof which are to be satisfied by it.

                            ARTICLE X

                           TERMINATION

    10.1 Reasons for Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding the adoption of this Agreement by the security holders of the Companies and the stockholder of Buyer Sub, with the effects set forth in Section 10.2 hereof:

    (a) By the mutual consent of the Boards of Directors of Parent and Buyer and the Operating Committees of the Companies;
or

    (b) By Parent or Buyer at any time after June 30, 1998 (or such later date as shall have been agreed to in writing by the parties) if any of the conditions provided for in Article VII of this Agreement have not been met and have not been waived in writing by Buyer; or

    (c) By Parent or Buyer, on the one hand, or the Companies, on the other hand, at any time after discovery of (i) a Material Adverse Effect with respect to the Companies, or Parent and Buyer, respectively, or (ii) of the occurrence of an event which would be reasonably likely to result in such a Material Adverse Effect, in either case, the effects of which event cannot be or has not been cured within 30 days of giving written notice to the other party; or

    (d) By the Companies at any time after June 30, 1998 (or such later date as shall have been agreed to in writing by the parties) if any of the conditions provided for in Article VIII of this Agreement have not been met and have not been waived in writing by the Company; or

    (e) At any time prior to the Effective Date, by Parent or Buyer, on the one hand, or the Companies, on the other hand, in the event of a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days of giving written notice to the breaching party of such breach.

    (f) Either Parent or Buyer, on the one hand, or by the Companies, on the other hand, in the event the approval of any Governmental Authority required for consummation of the Merger or the transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental
Authority.

    10.2 Effects of Termination. In the event that this Agreement is terminated prior to the Effective Time pursuant to
Section 10.1 hereof, this Agreement shall become void and there shall be no liability or further obligation hereunder on the part of Parent, Buyer or the Companies, except as set forth in Section 5.2(b), Section 9.4(b) or Section 10.3 hereof, and except for liability arising from a willful breach of this Agreement that is intended to cause the transactions contemplated hereby not to occur.

    10.3  Fees and Expenses.   Except as otherwise set forth in
Section 5.8 hereof, all fees and expenses, including the fees and expenses of accountants, attorneys and other advisers, incurred by a party hereto in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and all matters contemplated hereby shall be borne by the party incurring such expense.

    10.4 Prompt Notice. In the event of termination of this Agreement by any party as above provided in Paragraph 10.1, prompt written notice shall be given to the other parties hereto.

                           ARTICLE XI

                    SURVIVAL; INDEMNIFICATION

    11.1 Survival of Representations and Warranties. Notwithstanding any investigation made by or on behalf of any of the parties hereto or the results of any such investigation and notwithstanding the participation of such party in the Closing, the representations and warranties contained in ArticleIII hereof shall survive the Closing for the greater of the following periods: (i) 18 months from the Closing Date, or (ii) with respect to any specific representation or warranty under which Buyer shall have made a claim for indemnification hereunder within 18 months after the Closing Date and as to which such claim has not been completely and finally resolved within 18 months after the Closing Date, such representation or warranty shall survive for the period of time beyond 18 months after the Closing Date sufficient to resolve, completely and finally, the claim relating to such representation or warranty.

    11.2  Indemnification.

    (a) Subject to the limitations of Section 11.2(b), each holder of a Debenture ("Holders") shall, pursuant to the terms of such Holder's Debenture and Member's Agreement, severally (based on such Holder's proportionate entitlement to the original aggregate principal amount of the Debentures as of the Effective
Time) and not jointly, agree to indemnify Buyer, Buyer Sub and their respective directors, officers, employees, agents and controlling persons, and each of the heirs, executors, successors and assigns of any of the foregoing (each an "Indemnified Party") and hold them harmless against any loss, liability, deficiency, damage, expense or cost (including reasonable legal expenses), whether or not actually realized on or paid prior to the 18-month anniversary of the Closing Date, which Indemnified Parties may suffer, sustain or become subject to, prior to the 18-month anniversary of the Closing Date, as a result of (i)any misrepresentation in any of the representations and warranties of the Companies contained in this Agreement or in any exhibits, schedules, certificates or other documents delivered or to be delivered by or on behalf of the Companies pursuant to the terms of this Agreement (collectively, the "Related Documents"); provided that, for purposes of determining whether a Loss has occurred, the parties agree that no effect shall be given to clause (ii) of the first sentence of Article III hereof; (ii) any breach of, or failure to perform, any agreement of the Companies contained in this Agreement or any of the Related Documents,
(iii) any amounts payable to William Henderson as a result of the consummation of the Merger to the extent such amounts are not otherwise satisfied by the Members or (iv) any _Claims" (as defined in Section 11.3(a) hereof) or threatened Claims against Buyer or the Surviving Company arising out of the actions or inactions of any of the Companies with respect to the Companies' businesses prior to the Closing Date (except for items disclosed to Buyer pursuant to the Disclosure Schedule) (collectively, "Losses"). The indemnification provided by this Article shall be satisfied solely from, and in accordance with the terms of
Section 11 of the Debentures and is consented to in Section 3 of the Member's Agreement.

    (b) The Holders will be liable to the Indemnified Parties for any Loss (i) only if Buyer delivers to Kenneth J. Wessels, as the representative of the Holders (including any successor to Kenneth
J. Wessels, as previously identified by notice to Buyer, the "Representative") a written notice on or before the 18 month anniversary of the Closing Date, setting forth in reasonable detail the identity, nature and amount of Losses related to such claim or claims and (ii) only if the aggregate amount of all Losses exceeds $1,500,000 (the "Basket Amount") and no payment shall be required to be paid for the first $1,500,000 of Losses, except for any Losses arising under Section 11.2(a)(iii) hereof or a breach of the representations in Sections 3.8(c) and 3.26 hereof, none of which shall be subject to any Basket Amount. In addition, the Holders shall not be liable for an aggregate amount of Losses in excess of $10,000,000 except for any Losses arising under either Section 3.26 or Section 11.2(a)(iii) hereof.
Buyer's failure to provide the detail required by clause (i) in the preceding sentence shall not constitute either a breach of this Agreement by Buyer or any basis for the Holders to assert that Buyer did not comply with the terms of this Section 11.2 sufficient to cause Buyer to have waived its rights under this
Section 11.2 unless the Holders' rights have been materially prejudiced thereby.

    11.3  Method of Asserting Claims.

    (a) In the event that any of the Indemnified Parties is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party for the liability or the costs or expenses of which are Losses (any such third party action or proceeding being referred to as a "Claim"), Buyer shall give the Representative prompt notice thereof. The failure to give such notice shall not affect any Indemnified Party's ability to seek reimbursement unless such failure has materially and adversely affected the Holders' ability to defend successfully a Claim. The Holders shall be entitled to contest and defend such Claim; provided, that the Holders (i) have a reasonable basis for concluding that such defense may be successful and (ii) diligently contest and defend such Claim. Notice of the intention so to contest and defend shall be given by the Holders to Buyer within 20 business days after Buyer's notice of such Claim (but, in all events, at least five business days prior to the date that an answer to such Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys retained by the Holders. Buyer shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss unless Buyer reasonably determines that the Holders are not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of the Indemnified Parties, and only to the extent that such expenses are reasonable), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If Buyer elects to participate in such defense, Buyer will cooperate with the Holders in the conduct of such defense. Neither Buyer nor the Holders may concede, settle or compromise any Claim without the consent of the other party, which consents will not be unreasonably withheld. Notwithstanding the foregoing, (i) if a Claim seeks equitable relief or (ii) if the subject matter of a Claim relates to the ongoing business of any of the Indemnified Parties, which Claim, if decided against any of the Indemnified Parties, would materially adversely affect the ongoing business or reputation of any of the Indemnified Parties, then, in each such case, the Indemnified Parties alone shall be entitled to contest, defend and settle such Claim in the first instance and, if the Indemnified Parties do not contest, defend or settle such Claim, the Holders shall then have the right to contest and defend (but not settle) such Claim.

    (b) In the event any Indemnified Party should have a claim against the Holders that does not involve a Claim, Buyer shall deliver a notice of such claim with reasonable promptness to the Representative. If the Holders notify Buyer that they do not dispute the claim described in such notice or fail to notify Buyer within 20 days after delivery of such notice by Buyer whether the Holders dispute the claim described in such notice, the Loss in the amount specified in Buyer's notice will be conclusively deemed a liability of the Holders and Buyer shall be able to withhold such amount from the Convertible Debentures. If the Holders have timely disputed their liability with respect to such claim, the Representative and the Chief Financial Officer, or his duly authorized designee, of Buyer will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through the negotiations of such individuals within 20 days after the delivery of Buyer's notice of such claim, such dispute shall be resolved, fully and finally, in Minnesota by an arbitrator selected pursuant to, and an arbitration governed by, the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall resolve the dispute within 30 days after selection and judgment upon the award rendered by such arbitrator may be entered in any court of competent jurisdiction. The party whose determination of the payment amount in dispute is furthest from the amount determined by the arbitrator shall bear its own costs and expenses of such arbitration, the fees and expenses of the arbitrator and the out-of-pocket costs and expenses (including legal fees) of the other party thereto.

    (c) After the Closing, the rights set forth in this Article
XI shall be the sole and exclusive remedies for misrepresentations or breaches of covenants or conditions contained in this Agreement and the Related Documents.

    11.4  Certain Tax Matters.  Any Loss payable to an
Indemnified Party shall be adjusted by the Tax benefit or Tax detriment, if any, received or incurred by such Indemnified Party
in connection with the recognition of such Loss.   Any payments
made pursuant to this Article XI shall be treated as an adjustment to purchase price.

                           ARTICLE XII

                        OTHER PROVISIONS

    12.1 Law Governing. This Agreement shall be construed and interpreted according to the laws of the State of Delaware applicable to contracts made and to be performed entirely within such state.

    12.2 Assignment. Neither this Agreement nor any right hereunder may be assigned by any party hereto.

    12.3 Amendment and Waiver. The parties may, by written agreement: (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations or warranties contained in this Agreement or in any document delivered pursuant to this Agreement, and (c) waive compliance with or modify, amend or supplement any of the covenants, agreements, representations or warranties contained in this Agreement or waive or modify performance of any of the obligations of any of the parties hereto; provided that, after adoption of this Agreement by the Members, no amendment may be made which reduces the Merger Consideration or effects any change which would materially adversely affect the Members, without the further approval of the Members.

    12.4 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, or when sent by facsimile, telecopier or other means of electronic transmission (with receipt confirmed), or the fourth business day after having been deposited in the U.S. mails, if sent by registered, first-class mail, return receipt requested, addressed as follows (or to such other address as a party may designate by notice to the others):

      (a) If to Parent or to Buyer:

        Dain Rauscher Plaza
        60 South Sixth Street
        Minneapolis, Minnesota  55402-4422

        Attention:  Chief Financial Officer

        and

        Attention:  General Counsel

        Facsimile:  (612) 371-7755

        with a copy to:

        Dorsey & Whitney LLP
        Pillsbury Center South
        220 South Sixth Street
        Minneapolis, Minnesota 55402

        Attention:  Robert A. Rosenbaum, Esq.

        Facsimile:  (612) 340-8738

      (b) If to the Companies:

        601 Second Avenue South, Suite 3100
        Minneapolis, Minnesota  55402-4314

        Attention:  Chief Executive Officer

        and

        Attention:  Chief Financial Officer

        Facsimile:  (612) 373-6159

    with copies to:

        Sullivan & Cromwell
        125 Broad Street
        New York, New York 10004

        Attention:  Mitchell S. Eitel, Esq.

        Facsimile:   (212) 558-3588

    12.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    12.6 Headings. The headings in the Articles and Sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

    12.7  Entire Agreement.  This Agreement, including the
Disclosure Schedule and Exhibits referred to herein and any documents executed by the parties simultaneously herewith, constitutes the entire understanding and agreement of the parties hereto and supersedes all other prior agreements and understandings, written or oral, between the parties with respect to the subject matter hereof.

    12.8 Public Announcements. The Companies shall not make any public announcement or statement with respect to the Merger, this Agreement or any related transaction without the approval of Buyer, which approval will not be unreasonably withheld. In the event Buyer determines to make any public announcements concerning the proposed Merger, Buyer agrees to notify the Companies of Buyer_s intention to make such announcement and provide the Companies with the text of the announcement in advance of its release to the public.

    12.9 No Third Party Beneficiary. This Agreement is made and entered into solely for the benefit of the parties hereto and, except for the Members with respect to the payment of the Merger Consideration pursuant to Article II hereto and except for the persons described in each of Sections 6.8, 9.2 and 9.3 hereof who are not parties to this Agreement with respect to the terms of each of those Sections, no individual or entity not a signatory hereto shall have any rights under or with respect to any term of this Agreement or against any party hereto or, after the Merger, the Surviving Company. Nothing contained in this Agreement shall create or continue any right of employment of any employee of Buyer or the Company.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

DAIN RAUSCHER CORPORATION

By  Irving Weiser
    ----------------------
    Irving Weiser
    Chairman and Chief Executive Officer

    DAIN RAUSCHER INCORPORATED

By  Irving Weiser
    ---------------------
    Irving Weiser
    Chairman and Chief Executive Officer

    WESSELS, ARNOLD & HENDERSON GROUP, L.L.C.

By  Kenneth J. Wessels
    ----------------------
    Kenneth J. Wessels
    Chief Executive Officer

    WESSELS, ARNOLD & HENDERSON, L.L.C.

By  Kenneth J. Wessels
    ----------------------
    Kenneth J. Wessels
    Chief Executive Officer